Exhibit 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE                               Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Stephen W. Lilly Appointed Chief Financial Officer of Severn Savings Bank

Annapolis, MD – Severn Bancorp Inc., (NASDAQ: SVBI) (“Bancorp”) parent company of Severn Savings Bank, FSB (the “Bank”), today announced the appointment of Stephen W. Lilly to the position of Chief Financial Officer. Mr. Lilly joined the bank in November 2011 as Senior Vice President. Mr. Lilly brings to his new position extensive industry experience having held positions beginning in public accounting and then in financial officer roles for Maryland and District of Columbia financial institutions.  Prior to joining Severn, he served as Chief Financial Officer of Bay-Vanguard FSB in Baltimore, Maryland.

Mr. Lilly, a Certified Public Accountant, received his bachelor’s degree from the University of Maryland University College.  In announcing the appointment, Executive Vice President and Chief Operating Officer, Thomas G. Bevivino said, “we are pleased to have Steve as a key player on our team.” He went on to say, “his experience, depth of knowledge and integrity are a perfect complement to Severn’s management team already in place.”

About Severn Savings Bank:

Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $900 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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